Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

From:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

Date:	March 15, 2013

Albemarle, NC – Uwharrie Capital Corp, a multibank holding company that owns Bank of Stanly, Cabarrus Bank & Trust, and Anson Bank & Trust, announced today that it will merge all its banks into one single bank. “The business model for how banks have operated in the past is no longer viable,” said Roger Dick, President & CEO of Uwharrie Capital Corp. “The multibank structure is an expensive model to operate in that it requires each bank and brand to be independently supported. This takes away resources and efficiencies in operations that can better be focused on supporting our customers and the communities in which we operate.”

Uwharrie Capital Corp has operated under the multibank structure since 2000. One of the drivers of this decision, according to Mr. Dick, is the effect of the burden of thousands of pages of new banking regulations and the associated additional expense to the industry. Small, independent banks are seeing their operating costs rise sharply while at the same time new regulations have reduced traditional sources of income. As an example, Mr. Dick offered a bank checking account. Consumers have enjoyed little or no-cost checking accounts and free debit cards for decades. “Checking accounts are one of the most expensive products for a bank to offer. Those costs are not obvious to the public for many reasons.” Historically the costs of a checking account were offset by income from debit card transactions and other services banks provided. New laws have reduced some fees to the point where the cost to offer is more than the income. A famous example of this is when Bank of America announced a $5 monthly fee for debit cards due to new regulations limiting transaction fees. The public backlash caused the bank to retract the charge but didn’t solve the problem for the bank. For any industry, it is very difficult to charge a fee for a service that previously didn’t have one. Other services banks have traditionally provided for free, like mobile and online banking, are expensive technologies that add to the convenience of the service to customers but are costly to provide.”

In the final analysis, in order to successfully operate today, a bank must achieve a much higher level of assets to leverage the burden of regulations and to achieve backroom economies of scale. The merger of the three banks is expected to be completed by the fourth quarter of 2013. “Our estimates are that we will see operational savings of $750 thousand to $1.2 million annually, just from reducing the complexity of the multibank structure,” Mr. Dick said. In conjunction with merging the three banks into one, the company will change its name in the next few months.

The consolidation will also allow the Company to pursue an expansion strategy into new markets more efficiently. “This merger is not typical because we are all one family already. It’s not like merging different companies. Our products, services, and philosophy of business are already identical. Our same people will continue to service the customer relationships we already enjoy. This is really a conversion rather than a merger,” Mr. Dick said.

Mr. Dick further stated, “The purpose of Uwharrie Capital Corp was and is still today to be a community-owned financial institution ‘For and By the People.’ Headquartered here, managed by local citizens and owned by shareholders that live and work here, our Company holds a unique position in the community. As in our beginning, we still have a broad base of local shareholders and are guided by a local Board of Directors that understands the needs of the community. We strive every day to make our communities the very best they can be. ‘For the people by the people’ is our credo and we have built an organization that has remained true to our founding principles, and will continue to remain true.”

We know to be successful in the future, we must be thoughtful, intentional, and strategic in order to improve and sustain ourselves and our communities. Uwharrie Capital Corp is well positioned for the future due to our financial strength, leading positions in many of our products and services delivery, a proven business strategy and a dedicated group of people working together. These are the strengths that have helped us remain profitable in strong and weak economic environments and to achieve our vision and mission…of making a difference in the communities we serve.

Uwharrie Capital Corp offers a full range of financial solutions through its financial services companies including Bank of Stanly, Anson Bank and Trust, Cabarrus Bank and Trust, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704)-982-4415.

# # #